Exhibit 99

Piper Jaffray Companies Announces
2015 Third Quarter Results

MINNEAPOLIS – October 29, 2015 – Piper Jaffray Companies (NYSE: PJC) today announced its financial results for the quarter ended September 30, 2015.

During the quarter, we produced strong results across most of our operating businesses relative to markets which became challenging as the quarter progressed.

Financial Highlights

•
Adjusted net income(1) was $7.3 million, or $0.48 per diluted common share(1), in the third quarter of 2015, compared to $16.9 million, or $1.03 per diluted common share, in the third quarter of 2014, and $18.6 million, or $1.19 per diluted common share, in the second quarter of 2015.

•	Excluding a $9.8 million legal settlement, adjusted net income would have been $13.2 million, or $0.87 per diluted common share, in the third quarter of 2015.

•	Adjusted net revenues(1) were $148.4 million in the third quarter of 2015, compared to $155.9 million and $163.9 million in the third quarter of 2014 and the second quarter of 2015, respectively.

•	Adjusted pre-tax operating margin(1) was 7.0% in the third quarter of 2015, compared to 17.3% and 17.8% in the third quarter of 2014 and the second quarter of 2015, respectively.

•	Assets under management were $9.4 billion at September 30, 2015, compared to $12.2 billion in the year-ago period and $11.4 billion at the end of the second quarter of 2015.

•
Rolling 12 month return on average common shareholders' equity decreased to 6.3% at September 30, 2015, compared to 10.2% at September 30, 2014. Our rolling 12 month return on average tangible common shareholders' equity(2) decreased to 9.0% at September 30, 2015, compared to 15.2% at September 30, 2014.

•	Book value per share increased 7% from September 30, 2014 to $57.03 a share at September 30, 2015.

	Three Months Ended			Percent Inc/(Dec)		Nine Months Ended
(Amounts in thousands,	Sept. 30,	June 30,	Sept. 30,	3Q '15	3Q '15	Sept. 30,	Sept. 30,	Percent
except per share data)	2015	2015	2014	vs. 2Q '15	vs. 3Q '14	2015	2014	Inc/(Dec)
As Adjusted(1)
Net revenues	$148,394	$163,879	$155,850	(9.4)%	(4.8)%	$468,012	$484,045	(3.3)%
Net income	$7,250	$18,634	$16,885	(61.1)%	(57.1)%	$44,703	$57,414	(22.1)%
Earnings per diluted common share	$0.48	$1.19	$1.03	(59.7)%	(53.4)%	$2.83	$3.52	(19.6)%
Pre-tax operating margin	7.0%	17.8%	17.3%			14.8%	18.6%

U.S. GAAP
Net revenues	$149,617	$164,066	$159,426	(8.8)%	(6.2)%	$475,554	$497,590	(4.4)%
Net income	$4,831	$16,999	$14,668	(71.6)%	(67.1)%	$38,802	$50,629	(23.4)%
Earnings per diluted common share	$0.32	$1.08	$0.90	(70.4)%	(64.4)%	$2.46	$3.11	(20.9)%
Pre-tax operating margin	4.5%	15.8%	16.1%			13.4%	17.9%

(1)
A non-U.S. GAAP ("non-GAAP") measure. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see "Reconciliation of U.S. GAAP to Selected Summary Financial Information." We believe that presenting our results and measures on an adjusted basis in conjunction with U.S. GAAP measures provides the most meaningful basis for comparison of our operating results across periods.

(2)
A non-GAAP measure. See the "Additional Shareholder Information" section for a detailed explanation of the adjustment made to the corresponding U.S. GAAP measure. We believe that the rolling 12 month return on average tangible common shareholders' equity is a meaningful measure of our return on tangible assets deployed in the business.

For the third quarter of 2015, on a U.S. GAAP basis, net revenues were $149.6 million, and net income was $4.8 million, or $0.32 per diluted common share.
"Our core businesses performed well during the quarter relative to markets that were volatile and challenging," said Andrew S. Duff, Chairman and Chief Executive Officer. "In particular, our advisory and capital raising businesses continued to produce strong results, somewhat offset by sharp declines in energy-related stocks which adversely impacted our asset management products and investments."

Third Quarter Results – Non-GAAP Basis
Throughout the Adjusted Consolidated Results and Business Segment Results sections of this press release we present financial measures that are not prepared in accordance with U.S. generally accepted accounting principles ("U.S. GAAP"). The non-GAAP financial measures include adjustments to exclude (1) revenues and expenses related to noncontrolling interests, (2) amortization of intangible assets related to acquisitions, (3) compensation for acquisition-related agreements and (4) restructuring and acquisition integration costs. Management believes that presenting results and measures on an adjusted basis in conjunction with U.S. GAAP measures provides the most meaningful basis for comparison of its operating results across periods. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see "Reconciliation of U.S. GAAP to Selected Summary Financial Information."

Adjusted Consolidated Results
For the third quarter of 2015, adjusted net revenues were $148.4 million, down 5% compared to $155.9 million in the third quarter of 2014. The decrease was due to lower advisory services and asset management revenues, partially offset by higher equity and debt financing revenues. Adjusted net revenues decreased 9% compared to the second quarter of 2015 due to lower equity and debt financing revenues, partially offset by higher advisory services revenues.

For the third quarter of 2015, adjusted compensation and benefits expenses of $95.4 million were essentially flat compared to the third quarter of 2014. Adjusted compensation and benefits expenses decreased 7% compared to the second quarter of 2015 due primarily to lower revenues.

For the third quarter of 2015, adjusted compensation and benefits expenses were 64.3% of adjusted net revenues, compared to 61.5% and 62.6% for the third quarter of 2014 and the second quarter of 2015, respectively. The adjusted compensation ratio increased compared to both the year-ago period and the sequential quarter due to compensation expenses associated with significant hiring in the current year in our Capital Markets segment to expand our financial institutions group.

Adjusted non-compensation expenses were $42.6 million for the third quarter of 2015, up 29% and 33% compared to the year-ago period and the second quarter of 2015, respectively. The increase compared to both periods was due to higher legal reserves resulting from settlement of a legal matter totaling $9.8 million on a pre-tax basis.

On an adjusted basis, our effective tax rate was 30.0% for the third quarter of 2015, compared to 37.2% and 36.2% for the third quarter of 2014 and the second quarter of 2015, respectively. The reduced effective tax rate for the third quarter of 2015 was due to the impact of tax-exempt interest income representing a larger proportion of our pre-tax income.

Business Segment Results
The firm has two reportable business segments: Capital Markets and Asset Management. Consolidated net revenues and expenses are fully allocated to these two segments.

Capital Markets
For the quarter, Capital Markets generated adjusted pre-tax operating income of $10.5 million, compared to $19.8 million and $24.3 million in the third quarter of 2014 and the second quarter of 2015, respectively.

Adjusted net revenues were $136.4 million, up slightly compared to the year-ago period and down 7% compared to the second quarter of 2015.

•
Equity financing revenues of $24.4 million increased 71% compared to the year-ago period due to more completed transactions and higher revenue per transaction. Revenues decreased 32% compared to the sequential quarter due to fewer completed transactions and lower revenue per transaction.

•
Debt financing revenues were $20.5 million, up 42% compared to the third quarter of 2014 due to more completed transactions, and down 32% compared to a very strong second quarter of 2015 due to fewer completed transactions.

•
Advisory services revenues were $47.0 million, down 29% compared to the robust third quarter of 2014 due to lower revenue per transaction. Revenues increased 17% compared to the sequential quarter due to more completed transactions.

•
Equity institutional brokerage revenues of $20.0 million increased 20% compared to the year-ago period due to higher client trading volumes. Revenues decreased 2% compared to the second quarter of 2015.

•
Fixed income institutional brokerage revenues were $18.3 million, down 20% compared to the third quarter of 2014 due to lower trading gains. Revenues declined 11% compared to the sequential quarter due to lower sales credits and reduced trading gains.

•
Management and performance fees earned from managing our alternative asset management funds were $1.9 million, compared to $1.4 million and $0.6 million in the year-ago period and the sequential quarter, respectively. The increase compared to the second quarter of 2015 was due to higher management fees.

•
Adjusted investment income, which includes realized and unrealized gains and losses on our investments in the merchant banking fund and the municipal bond fund that we manage for third party investors, and other firm investments, was $6.1 million for the quarter, compared to $1.6 million in the year-ago period. Adjusted investment income was not significant in the second quarter of 2015. In the third quarter of 2015, we recorded higher gains on our merchant banking firm investments compared to both of the prior periods.

•
Long-term financing expenses, which primarily represent interest paid on the firm's variable rate senior notes, were $1.7 million, compared to $1.6 million in both the year-ago period and the sequential quarter, respectively.

•
Adjusted operating expenses for the third quarter of 2015 were $125.9 million, up 9% and 4% compared to the third quarter of 2014 and the second quarter of 2015, respectively. The increase compared to both periods was due to higher legal reserves.

•
Adjusted segment pre-tax operating margin was 7.7% compared to 14.6% in the year-ago period and 16.7% in the second quarter of 2015. Adjusted pre-tax operating margin declined compared to both periods due to higher non-compensation costs resulting from a legal settlement, as well as additional expenses associated with our financial institutions group expansion.

Asset Management
For the quarter ended September 30, 2015, Asset Management generated an adjusted pre-tax operating loss of $0.1 million, compared to adjusted pre-tax operating income of $7.1 million and $4.9 million in the third quarter of 2014 and the second quarter of 2015, respectively.

Net revenues were $12.0 million, down 40% and 33% compared to the third quarter of 2014 and the second quarter of 2015, respectively. The decrease compared to both periods was due to lower management fees from decreased assets under management (AUM) driven by market depreciation. Also, investment losses on firm capital invested in our strategies was $5.1 million for the current quarter, compared with a loss of $0.3 million and $0.7 million in the third quarter of 2014 and the second quarter of 2015, respectively.

•	Adjusted operating expenses for the current quarter were $12.1 million, down 6% and 7% compared to the year-ago period and the second quarter of 2015, respectively, due to lower compensation expenses.

•
Adjusted segment pre-tax operating margin was a negative 1.2%, compared to 35.7% in the third quarter of 2014 and 27.3% in the second quarter of 2015. Adjusted segment pre-tax operating margin declined relative to both periods primarily due to investment losses and lower management fees.

•
AUM was $9.4 billion at the end of the third quarter of 2015, compared to $12.2 billion in the year-ago period and $11.4 billion at the end of the second quarter of 2015. The decreases in AUM have been driven by market depreciation, primarily from our MLP product offerings.

Other Matters
On September 30, 2015, we completed the purchase of the assets of River Branch Holdings LLC, an equity investment banking boutique focused on the financial institutions sector. The acquisition further strengthens our mergers and acquisitions leadership in the middle markets and adds investment banking resources dedicated to banks, thrifts, and depository institutions, building upon the recent expansion of our financial institutions group.

On October 9, 2015, we completed the acquisition of BMO Capital Markets GKST Inc., BMO's municipal bond sales, trading and origination business. This acquisition expands our fixed income institutional sales, trading and underwriting platforms. Additionally, it strengthens our strategic analytic and advisory capabilities, and supports our growing financial institutions group with their coverage of bank clients.

In the third quarter of 2015, we incurred $1.5 million of restructuring and integration charges. These charges principally resulted from severance benefits and transaction costs related to these acquisitions. Additionally, we expect to incur approximately $6.0 million to $7.0 million of restructuring and integration costs in the fourth quarter of 2015.

Additional Shareholder Information

	For the Quarter Ended
	Sept. 30, 2015	June 30, 2015	Sept 30, 2014
Full time employees	1,094	1,100	1,029
Equity financings
# of transactions	22	27	15
Capital raised	$3.0 billion	$6.1 billion	$3.5 billion
Negotiated tax-exempt issuances
# of transactions	104	155	85
Par value	$2.3 billion	$3.9 billion	$1.8 billion
Mergers & acquisitions
# of transactions	21	14	22
Aggregate deal value	$6.9 billion	$3.5 billion	$4.7 billion
Asset Management
AUM	$9.4 billion	$11.4 billion	$12.2 billion
Common shareholders’ equity	$795.4 million	$789.6 million	$804.6 million
Number of common shares outstanding (in thousands)	13,947	13,904	15,109
Rolling 12 month return on average common shareholders’ equity *	6.3%	7.5%	10.2%
Rolling 12 month return on average tangible common shareholders’ equity †	9.0%	10.8%	15.2%
Book value per share	$57.03	$56.79	$53.26
Tangible book value per share ‡	$39.36	$39.60	$37.05

*
Rolling 12 month return on average common shareholders' equity is computed by dividing net income applicable to Piper Jaffray Companies' for the last 12 months by average monthly common shareholders' equity.

†    Rolling 12 month return on average tangible common shareholders' equity is computed by dividing net income applicable to Piper Jaffray Companies' for the last 12 months by average monthly common shareholders' equity less average goodwill and identifiable intangible assets. Management believes that the rolling 12 month return on average tangible common shareholders' equity is a meaningful measure of our return on tangible assets deployed in the business. Average common shareholders’ equity is the most directly comparable GAAP financial measure to average tangible shareholders’ equity. The following is a reconciliation of average common shareholders’ equity to average tangible common shareholders’ equity:

	As of	As of	As of
(Amounts in thousands)	Sept. 30, 2015	June 30, 2015	Sept. 30, 2014
Average common shareholders’ equity	$811,643	$811,208	$759,971
Deduct: average goodwill and identifiable intangible assets	241,545	242,824	248,568

Average tangible common shareholders’ equity	$570,098	$568,384	$511,403
‡    Tangible book value per share is computed by dividing tangible common shareholders’ equity by common shares outstanding. Tangible common shareholders’ equity equals total common shareholders’ equity less goodwill and identifiable intangible assets. Management believes that tangible book value per share is a meaningful measure of the tangible assets deployed in our business. Shareholders’ equity is the most directly comparable GAAP financial measure to tangible shareholders’ equity. The following is a reconciliation of shareholders’ equity to tangible shareholders’ equity:

	As of	As of	As of
(Amounts in thousands)	Sept. 30, 2015	June 30, 2015	Sept. 30, 2014
Common shareholders’ equity	$795,385	$789,635	$804,633
Deduct: goodwill and identifiable intangible assets	246,362	238,990	244,854

Tangible common shareholders’ equity	$549,023	$550,645	$559,779

Conference Call
Andrew S. Duff, chairman and chief executive officer, and Debbra L. Schoneman, chief financial officer, will hold a conference call to review the financial results on Thur., Oct. 29 at 9 a.m. ET (8 a.m. CT). The earnings release will be available on or after Oct. 29 at the firm's Web site at www.piperjaffray.com. The call can be accessed via webcast or by dialing (888)810-0209 or (706)902-1361 (international) and referencing reservation #48306907. Callers should dial in at least 15 minutes prior to the call time. A replay of the conference call will be available beginning at approximately 12 p.m. ET Oct. 29 at the same Web address or by calling (855)859-2056 and referencing reservation #48306907.

About Piper Jaffray
Piper Jaffray is an investment bank and asset management firm serving clients in the U.S. and internationally. Proven advisory teams combine deep industry, product and sector expertise with ready access to capital. Founded in 1895, the firm is headquartered in Minneapolis and has offices across the United States and in London, Hong Kong and Zurich. www.piperjaffray.com

Investor Relations Contact
Tom Smith
Tel: (612)303-6336

Cautionary Note Regarding Forward-Looking Statements
This press release and the conference call to discuss the contents of this press release contain forward-looking statements. Statements that are not historical or current facts, including statements about beliefs and expectations, are forward-looking statements and are subject to significant risks and uncertainties that are difficult to predict. These forward-looking statements cover, among other things, statements made about general economic and market conditions (including the outlook for equity markets and the interest rate environment), the environment and prospects for corporate advisory transactions and capital markets (including our performance in specific sectors and the outlook for the fourth quarter), anticipated financial results generally (including expectations regarding our noncompensation expenses, compensation and benefits expense, compensation ratio (including the impact of our expansion into the financial institutions sector), revenue levels, operating margins, earnings per share, effective tax rate, and return on equity), current deal pipelines (or backlogs), financial results for our asset management segment (including our performance in specific sectors, e.g. energy-based MLPs),the liquidity of fixed income markets and impact on our related inventory, our strategic priorities (including growth in public finance, asset management, and corporate advisory), potential acquisitions or strategic hires, the expected benefits of our expansion into the financial institutions sector within equity investment banking that includes the acquisition of River Branch Holdings LLC as well as the acquisition of BMO Capital Markets GKST Inc., or other similar matters.

Forward-looking statements involve inherent risks and uncertainties, both known and unknown, and important factors could cause actual results to differ materially from those anticipated or discussed in the forward-looking statements. These risks, uncertainties and important factors include, but are not limited to, the following:

•
market and economic conditions or developments may be unfavorable, including in specific sectors in which we operate, and these conditions or developments, such as market fluctuations or volatility, may adversely affect our business, revenue levels and profitability;

•
net revenues from equity and debt financings and corporate advisory engagements may vary materially depending on the number, size, and timing of completed transactions, and completed transactions do not generally provide for subsequent engagements;

•
the volume of anticipated investment banking transactions as reflected in our deal pipelines (and the net revenues we earn from such transactions) may differ from expected results if there is a decline in macroeconomic conditions or the financial markets, or if the terms of any transactions are modified;

•
asset management revenue may vary based on investment performance and market and economic factors, and these factors may impact certain sectors that are more heavily weighted to our business, e.g. energy-based MLP funds;

•
interest rate volatility, especially if the changes are rapid or severe, could negatively impact our fixed income institutional business and the negative impact could be exaggerated by reduced liquidity in the fixed income markets;

•
strategic trading activities comprise a meaningful portion of our fixed income institutional brokerage revenue, and results from these activities may be volatile and vary significantly, including the possibility of incurring losses, on a quarterly and annual basis;

•
potential acquisitions targets or strategic hires may not be available on reasonable terms or at all, and we may not be able to effectively integrate any business or groups of employees we acquire or hire, and the expected benefits of any acquisitions or strategic hires, including that of River Branch Holdings LLC and BMO Capital Markets GKST Inc., may take longer than anticipated to achieve and may not be achieved in their entirety or at all;

•	our stock price may fluctuate as a result of several factors, including but not limited to, changes in our revenues and operating results.

A further listing and description of these and other risks, uncertainties and important factors can be found in the sections titled “Risk Factors” in Part I, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2014 and “Management's Discussion and Analysis of Financial Condition and Results of Operations” in Part II, Item 7 of our Annual Report on Form 10-K for the year ended December 31, 2014, and updated in our subsequent reports filed with the SEC (available at our Web site at www.piperjaffray.com and at the SEC Web site at www.sec.gov).

Forward-looking statements speak only as of the date they are made, and readers are cautioned not to place undue reliance on them. We undertake no obligation to update them in light of new information or future events.

© 2015 Piper Jaffray Companies, 800 Nicollet Mall, Suite 1000, Minneapolis, Minnesota 55402-7020
###

Piper Jaffray Companies
Preliminary Results of Operations (U.S. GAAP – Unaudited)

	Three Months Ended			Percent Inc/(Dec)		Nine Months Ended
	Sept. 30,	June 30,	Sept. 30,	3Q '15	3Q '15	Sept. 30,	Sept. 30,	Percent
(Amounts in thousands, except per share data)	2015	2015	2014	vs. 2Q '15	vs. 3Q '14	2015	2014	Inc/(Dec)
Revenues:
Investment banking	$91,640	$106,069	$94,911	(13.6)%	(3.4)%	$284,786	$287,198	(0.8)%
Institutional brokerage	34,182	36,661	35,923	(6.8)	(4.8)	106,879	114,485	(6.6)
Asset management	18,951	19,257	21,595	(1.6)	(12.2)	58,730	64,820	(9.4)
Interest	9,128	11,422	10,828	(20.1)	(15.7)	32,755	36,935	(11.3)
Investment income/(loss)	831	(3,299)	2,690	N/M	(69.1)	10,123	12,379	(18.2)
Total revenues	154,732	170,110	165,947	(9.0)	(6.8)	493,273	515,817	(4.4)

Interest expense	5,115	6,044	6,521	(15.4)	(21.6)	17,719	18,227	(2.8)

Net revenues	149,617	164,066	159,426	(8.8)	(6.2)	475,554	497,590	(4.4)

Non-interest expenses:
Compensation and benefits	96,132	103,554	97,180	(7.2)	(1.1)	295,543	300,745	(1.7)
Outside services	9,316	8,885	9,155	4.9	1.8	26,385	27,837	(5.2)
Occupancy and equipment	7,025	6,983	8,312	0.6	(15.5)	20,791	22,151	(6.1)
Communications	6,234	5,088	5,661	22.5	10.1	17,650	17,048	3.5
Marketing and business development	6,965	7,239	6,827	(3.8)	2.0	21,186	19,787	7.1
Trade execution and clearance	1,982	1,977	1,905	0.3	4.0	5,956	5,527	7.8
Restructuring and integration costs	1,496	—	—	N/M	N/M	1,496	—	N/M
Intangible asset amortization expense	1,773	1,773	2,318	—	(23.5)	5,319	6,954	(23.5)
Other operating expenses	11,906	2,708	2,376	339.7	401.1	17,289	8,719	98.3
Total non-interest expenses	142,829	138,207	133,734	3.3	6.8	411,615	408,768	0.7

Income before income tax expense	6,788	25,859	25,692	(73.7)	(73.6)	63,939	88,822	(28.0)

Income tax expense	1,573	9,542	8,596	(83.5)	(81.7)	20,605	28,472	(27.6)

Net income	5,215	16,317	17,096	(68.0)	(69.5)	43,334	60,350	(28.2)

Net income/(loss) applicable to noncontrolling interests	384	(682)	2,428	N/M	(84.2)	4,532	9,721	(53.4)

Net income applicable to Piper Jaffray Companies (a)	$4,831	$16,999	$14,668	(71.6)%	(67.1)%	$38,802	$50,629	(23.4)%

Net income applicable to Piper Jaffray Companies’ common shareholders (a)	$4,448	$15,699	$13,552	(71.7)%	(67.2)%	$35,908	$46,386	(22.6)%

Earnings per common share
Basic	$0.32	$1.08	$0.90	(70.4)%	(64.4)%	$2.46	$3.12	(21.2)%
Diluted	$0.32	$1.08	$0.90	(70.4)%	(64.4)%	$2.46	$3.11	(20.9)%

Weighted average number of common shares outstanding
Basic	13,938	14,487	15,066	(3.8)%	(7.5)%	14,568	14,880	(2.1)%
Diluted	13,952	14,513	15,129	(3.9)%	(7.8)%	14,594	14,934	(2.3)%

(a)
Net income applicable to Piper Jaffray Companies is the total net income earned by the Company. Piper Jaffray Companies calculates earnings per common share using the two-class method, which requires the allocation of consolidated net income between common shareholders and participating security holders, which in the case of Piper Jaffray Companies, represents unvested restricted stock with dividend rights.

N/M — Not meaningful

Piper Jaffray Companies
Preliminary Segment Data (U.S. GAAP – Unaudited)

	Three Months Ended			Percent Inc/(Dec)		Nine Months Ended
	Sept. 30,	June 30,	Sept. 30,	3Q '15	3Q '15	Sept. 30,	Sept. 30,	Percent
(Dollars in thousands)	2015	2015	2014	vs. 2Q '15	vs. 3Q '14	2015	2014	Inc/(Dec)
Capital Markets
Investment banking
Financing
Equities	$24,437	$35,755	$14,269	(31.7)%	71.3%	$96,681	$93,628	3.3%
Debt	20,476	30,098	14,435	(32.0)	41.8	72,312	48,148	50.2
Advisory services	46,958	40,139	66,320	17.0	(29.2)	116,363	145,743	(20.2)
Total investment banking	91,871	105,992	95,024	(13.3)	(3.3)	285,356	287,519	(0.8)

Institutional sales and trading
Equities	20,026	20,407	16,711	(1.9)	19.8	59,338	59,337	—
Fixed income	18,259	20,482	22,737	(10.9)	(19.7)	59,958	69,060	(13.2)
Total institutional sales and trading	38,285	40,889	39,448	(6.4)	(2.9)	119,296	128,397	(7.1)

Management and performance fees	1,898	621	1,387	205.6	36.8	3,926	4,512	(13.0)

Investment income	7,274	215	5,224	N/M	39.2	22,194	20,600	7.7

Long-term financing expenses	(1,668)	(1,553)	(1,613)	7.4	3.4	(4,781)	(5,058)	(5.5)

Net revenues	137,660	146,164	139,470	(5.8)	(1.3)	425,991	435,970	(2.3)

Operating expenses	129,224	123,687	119,001	4.5	8.6	369,114	364,622	1.2

Segment pre-tax operating income	$8,436	$22,477	$20,469	(62.5)%	(58.8)%	$56,877	$71,348	(20.3)%

Segment pre-tax operating margin	6.1%	15.4%	14.7%			13.4%	16.4%

Asset Management
Management and performance fees
Management fees	$17,053	$18,436	$19,738	(7.5)%	(13.6)%	$54,596	$59,474	(8.2)%
Performance fees	—	200	470	N/M	N/M	208	834	(75.1)
Total management and performance fees	17,053	18,636	20,208	(8.5)	(15.6)	54,804	60,308	(9.1)

Investment income/(loss)	(5,096)	(734)	(252)	594.3	N/M	(5,241)	1,312	N/M

Net revenues	11,957	17,902	19,956	(33.2)	(40.1)	49,563	61,620	(19.6)

Operating expenses	13,605	14,520	14,733	(6.3)	(7.7)	42,501	44,146	(3.7)

Segment pre-tax operating income/(loss)	$(1,648)	$3,382	$5,223	N/M	N/M	$7,062	$17,474	(59.6)%

Segment pre-tax operating margin	(13.8)%	18.9%	26.2%			14.2%	28.4%

Total
Net revenues	$149,617	$164,066	$159,426	(8.8)%	(6.2)%	$475,554	$497,590	(4.4)%

Operating expenses	142,829	138,207	133,734	3.3	6.8	411,615	408,768	0.7

Pre-tax operating income	$6,788	$25,859	$25,692	(73.7)%	(73.6)%	$63,939	$88,822	(28.0)%

Pre-tax operating margin	4.5%	15.8%	16.1%			13.4%	17.9%
N/M — Not meaningful

Piper Jaffray Companies
Preliminary Selected Summary Financial Information (Non-GAAP – Unaudited) (1)

	Three Months Ended			Percent Inc/(Dec)		Nine Months Ended
	Sept. 30,	June 30,	Sept. 30,	3Q '15	3Q '15	Sept. 30,	Sept. 30,	Percent
(Amounts in thousands, except per share data)	2015	2015	2014	vs. 2Q '15	vs. 3Q '14	2015	2014	Inc/(Dec)
Revenues:
Investment banking	$91,640	$106,069	$94,911	(13.6)%	(3.4)%	$284,786	$287,198	(0.8)%
Institutional brokerage	34,182	36,661	35,923	(6.8)	(4.8)	106,879	114,485	(6.6)
Asset management	18,951	19,257	21,595	(1.6)	(12.2)	58,730	64,820	(9.4)
Interest	7,885	8,114	8,028	(2.8)	(1.8)	25,244	27,835	(9.3)
Investment income/(loss)	631	(1,151)	859	N/M	(26.5)	7,932	5,106	55.3
Total revenues	153,289	168,950	161,316	(9.3)	(5.0)	483,571	499,444	(3.2)

Interest expense	4,895	5,071	5,466	(3.5)	(10.4)	15,559	15,399	1.0

Adjusted net revenues (2)	$148,394	$163,879	$155,850	(9.4)%	(4.8)%	$468,012	$484,045	(3.3)%

Non-interest expenses:
Adjusted compensation and benefits (3)	$95,442	$102,650	$95,869	(7.0)%	(0.4)%	$292,698	$296,729	(1.4)%
Ratio of adjusted compensation and benefits to adjusted net revenues	64.3%	62.6%	61.5%			62.5%	61.3%

Adjusted non-compensation expenses (4)	$42,589	$32,011	$33,088	33.0%	28.7%	$106,247	$97,245	9.3%
Ratio of adjusted non-compensation expenses to adjusted net revenues	28.7%	19.5%	21.2%			22.7%	20.1%

Adjusted income:
Adjusted income before adjusted income tax expense (5)	$10,363	$29,218	$26,893	(64.5)%	(61.5)%	$69,067	$90,071	(23.3)%
Adjusted operating margin (6)	7.0%	17.8%	17.3%			14.8%	18.6%

Adjusted income tax expense (7)	3,113	10,584	10,008	(70.6)	(68.9)	24,364	32,657	(25.4)

Adjusted net income (8)	$7,250	$18,634	$16,885	(61.1)%	(57.1)%	$44,703	$57,414	(22.1)%
Effective tax rate (9)	30.0%	36.2%	37.2%			35.3%	36.3%

Adjusted net income applicable to Piper Jaffray Companies’ common shareholders (10)	$6,676	$17,209	$15,600	(61.2)%	(57.2)%	$41,369	$52,602	(21.4)%

Adjusted earnings per diluted common share	$0.48	$1.19	$1.03	(59.7)%	(53.4)%	$2.83	$3.52	(19.6)%

Weighted average number of common shares outstanding
Diluted	13,952	14,513	15,129	(3.9)%	(7.8)%	14,594	14,934	(2.3)%
This presentation includes non-GAAP measures. The non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see "Reconciliation of U.S. GAAP to Selected Summary Financial Information."
N/M — Not meaningful

Piper Jaffray Companies
Preliminary Adjusted Segment Data (Non-GAAP – Unaudited)

	Three Months Ended			Percent Inc/(Dec)		Nine Months Ended
	Sept. 30,	June 30,	Sept. 30,	3Q '15	3Q '15	Sept. 30,	Sept. 30,	Percent
(Dollars in thousands)	2015	2015	2014	vs. 2Q '15	vs. 3Q '14	2015	2014	Inc/(Dec)
Capital Markets
Investment banking
Financing
Equities	$24,437	$35,755	$14,269	(31.7)%	71.3%	$96,681	$93,628	3.3%
Debt	20,476	30,098	14,435	(32.0)	41.8	72,312	48,148	50.2
Advisory services	46,958	40,139	66,320	17.0	(29.2)	116,363	145,743	(20.2)
Total investment banking	91,871	105,992	95,024	(13.3)	(3.3)	285,356	287,519	(0.8)

Institutional sales and trading
Equities	20,026	20,407	16,711	(1.9)	19.8	59,338	59,337	—
Fixed income	18,259	20,482	22,737	(10.9)	(19.7)	59,958	69,060	(13.2)
Total institutional sales and trading	38,285	40,889	39,448	(6.4)	(2.9)	119,296	128,397	(7.1)

Management and performance fees	1,898	621	1,387	205.6	36.8	3,926	4,512	(13.0)

Investment income	6,051	28	1,648	N/M	267.2	14,652	7,055	107.7

Long-term financing expenses	(1,668)	(1,553)	(1,613)	7.4	3.4	(4,781)	(5,058)	(5.5)

Adjusted net revenues (2)	136,437	145,977	135,894	(6.5)	0.4	418,449	422,425	(0.9)

Adjusted operating expenses (12)	125,936	121,651	116,120	3.5	8.5	361,188	355,516	1.6

Adjusted segment pre-tax operating income (5)	$10,501	$24,326	$19,774	(56.8)%	(46.9)%	$57,261	$66,909	(14.4)%

Adjusted segment pre-tax operating margin (6)	7.7%	16.7%	14.6%			13.7%	15.8%

Asset Management
Management and performance fees
Management fees	$17,053	$18,436	$19,738	(7.5)%	(13.6)%	$54,596	$59,474	(8.2)%
Performance fees	—	200	470	N/M	N/M	208	834	(75.1)
Total management and performance fees	17,053	18,636	20,208	(8.5)	(15.6)	54,804	60,308	(9.1)

Investment income/(loss)	(5,096)	(734)	(252)	594.3	N/M	(5,241)	1,312	N/M

Net revenues	11,957	17,902	19,956	(33.2)	(40.1)	49,563	61,620	(19.6)

Adjusted operating expenses (13)	12,095	13,010	12,837	(7.0)	(5.8)	37,757	38,458	(1.8)

Adjusted segment pre-tax operating income/(loss) (13)	$(138)	$4,892	$7,119	N/M	N/M	$11,806	$23,162	(49.0)%

Adjusted segment pre-tax operating margin (6)	(1.2)%	27.3%	35.7%			23.8%	37.6%

Total
Adjusted net revenues (2)	$148,394	$163,879	$155,850	(9.4)%	(4.8)%	$468,012	$484,045	(3.3)%

Adjusted operating expenses (12)	138,031	134,661	128,957	2.5	7.0	398,945	393,974	1.3

Adjusted pre-tax operating income (5)	$10,363	$29,218	$26,893	(64.5)%	(61.5)%	$69,067	$90,071	(23.3)%

Adjusted pre-tax operating margin (6)	7.0%	17.8%	17.3%			14.8%	18.6%
This presentation includes non-GAAP measures. The non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP. For a detailed explanation of the adjustments made to the corresponding U.S. GAAP measures, see "Reconciliation of U.S. GAAP to Selected Summary Financial Information."
N/M — Not meaningful

Piper Jaffray Companies
Reconciliation of U.S. GAAP to Selected Summary Financial Information (1) (Unaudited)

	Three Months Ended			Nine Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
(Amounts in thousands, except per share data)	2015	2015	2014	2015	2014
Net revenues:
Net revenues – U.S. GAAP basis	$149,617	$164,066	$159,426	$475,554	$497,590
Adjustments:
Revenue related to noncontrolling interests (11)	(1,223)	(187)	(3,576)	(7,542)	(13,545)
Adjusted net revenues	$148,394	$163,879	$155,850	$468,012	$484,045

Compensation and benefits:
Compensation and benefits – U.S. GAAP basis	$96,132	$103,554	$97,180	$295,543	$300,745
Adjustments:
Compensation from acquisition-related agreements	(690)	(904)	(1,311)	(2,845)	(4,016)
Adjusted compensation and benefits	$95,442	$102,650	$95,869	$292,698	$296,729

Non-compensation expenses:
Non-compensation expenses – U.S. GAAP basis	$46,697	$34,653	$36,554	$116,072	$108,023
Adjustments:
Non-compensation expenses related to noncontrolling interests (11)	(839)	(869)	(1,148)	(3,010)	(3,824)
Restructuring and integration costs	(1,496)	—	—	(1,496)	—
Amortization of intangible assets related to acquisitions	(1,773)	(1,773)	(2,318)	(5,319)	(6,954)
Adjusted non-compensation expenses	$42,589	$32,011	$33,088	$106,247	$97,245

Income before income tax expense:
Income before income tax expense – U.S. GAAP basis	$6,788	$25,859	$25,692	$63,939	$88,822
Adjustments:
Revenue related to noncontrolling interests (11)	(1,223)	(187)	(3,576)	(7,542)	(13,545)
Expenses related to noncontrolling interests (11)	839	869	1,148	3,010	3,824
Compensation from acquisition-related agreements	690	904	1,311	2,845	4,016
Restructuring and integration costs	1,496	—	—	1,496	—
Amortization of intangible assets related to acquisitions	1,773	1,773	2,318	5,319	6,954
Adjusted income before adjusted income tax expense	$10,363	$29,218	$26,893	$69,067	$90,071

Income tax expense:
Income tax expense – U.S. GAAP basis	$1,573	$9,542	$8,596	$20,605	$28,472
Tax effect of adjustments:
Compensation from acquisition-related agreements	268	352	510	1,107	1,562
Restructuring and integration costs	582	—	—	582	—
Amortization of intangible assets related to acquisitions	690	690	902	2,070	2,623
Adjusted income tax expense	$3,113	$10,584	$10,008	$24,364	$32,657

Net income applicable to Piper Jaffray Companies:
Net income applicable to Piper Jaffray Companies – U.S. GAAP basis	$4,831	$16,999	$14,668	$38,802	$50,629
Adjustments:
Compensation from acquisition-related agreements	422	552	801	1,738	2,454
Restructuring and integration costs	914	—	—	914	—
Amortization of intangible assets related to acquisitions	1,083	1,083	1,416	3,249	4,331
Adjusted net income	$7,250	$18,634	$16,885	$44,703	$57,414

Continued on next page

	Three Months Ended			Nine Months Ended
	Sept. 30,	June 30,	Sept. 30,	Sept. 30,	Sept. 30,
(Amounts in thousands, except per share data)	2015	2015	2014	2015	2014
Net income applicable to Piper Jaffray Companies' common shareholders:
Net income applicable to Piper Jaffray Companies' common stockholders – U.S. GAAP basis	$4,448	$15,699	$13,552	$35,908	$46,386
Adjustments:
Compensation from acquisition-related agreements	389	510	740	1,608	2,248
Restructuring and integration costs	842	—	—	846	—
Amortization of intangible assets related to acquisitions	997	1,000	1,308	3,007	3,968
Adjusted net income applicable to Piper Jaffray Companies' common stockholders	$6,676	$17,209	$15,600	$41,369	$52,602

Earnings per diluted common share:
Earnings per diluted common share – U.S. GAAP basis	$0.32	$1.08	$0.90	$2.46	$3.11
Adjustments:
Compensation from acquisition-related agreements	0.03	0.04	0.05	0.11	0.15
Restructuring and integration costs	0.06	—	—	0.06	—
Amortization of intangible assets related to acquisitions	0.07	0.07	0.09	0.21	0.27
Adjusted earnings per diluted common share	$0.48	$1.19	$1.03	$2.83	$3.52
This presentation includes non-GAAP measures. The non-GAAP measures are not meant to be considered in isolation or as a substitute for the corresponding U.S. GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with U.S. GAAP.

Piper Jaffray Companies
Notes to Non-GAAP Financial Schedules

(1)
Selected Summary Financial Information are non-GAAP measures. Management believes that presenting results and measures on an adjusted basis in conjunction with U.S. GAAP measures provides the most meaningful basis for comparison of its operating results across periods.

(2)	A non-GAAP measure which excludes revenues related to noncontrolling interests (see (11) below).

(3)	A non-GAAP measure which excludes compensation expense from acquisition-related agreements.

(4)
A non-GAAP measure which excludes (a) non-compensation expenses related to noncontrolling interests (see (11) below), (b) restructuring and integration costs and (c) amortization of intangible assets related to acquisitions.

(5)
A non-GAAP measure which excludes (a) revenues and expenses related to noncontrolling interests (see (11) below), (b) compensation from acquisition-related agreements, (c) restructuring and integration costs and (d) amortization of intangible assets related to acquisitions.

(6)	A non-GAAP measure which represents adjusted income before adjusted income tax expense as a percentage of adjusted net revenues.

(7)
A non-GAAP measure which excludes the income tax benefit from (a) compensation from acquisition-related agreements, (b) restructuring and integration costs and (c) amortization of intangible assets related to acquisitions.

(8)
A non-GAAP measure which represents net income earned by the Company excluding (a) compensation expense from acquisition-related agreements, (b) restructuring and integration costs, (c) amortization of intangible assets related to acquisitions and (d) the income tax expense/(benefit) allocated to the adjustments.

(9)
Effective tax rate is a non-GAAP measure which is computed based on a quotient, the numerator of which is adjusted income tax expense and the denominator of which is adjusted income before adjusted income tax expense.

(10)
Piper Jaffray Companies calculates earnings per common share using the two-class method, which requires the allocation of consolidated adjusted net income between common shareholders and participating security holders, which in the case of Piper Jaffray Companies, represents unvested stock with dividend rights.

(11)	Noncontrolling interests include revenue and expenses from consolidated alternative asset management entities that are not attributable, either directly or indirectly, to Piper Jaffray Companies.

(12)
A non-GAAP measure which excludes (a) expenses related to noncontrolling interests (see (11) above), (b) compensation from acquisition-related agreements, (c) restructuring and integration costs and (d) amortization of intangible assets related to acquisitions.

(13)	A non-GAAP measure which excludes (a) compensation from acquisition-related agreements and (b) amortization of intangible assets related to acquisitions.